Exhibit 99.1

[STEVENS & LEE LETTERHEAD]

April 12, 2016

Via Electronic Mail, Facsimile and Overnight Delivery

CKR Law 1330 Avenue of the Americas 14th Floor New York, New York 10019 Attn: Stephen A. Weiss, Esq. Facsimile: (212) 259-8200 Email: sweiss@ckrlaw.com	GreenspoonMarder Law One Boca Place, Suite 400-E 2255 Glades Road Boca Raton, Florida 33431 Attn: Rose Schindler, Esq. Facsimile: (561) 807-7529 Email: rose.schindler@gmlaw.com
Re:	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “Radiancy Merger Agreement”), among PhotoMedex, Inc. (“PHMD”), Radiancy, Inc., a wholly-owned subsidiary of PHMD (“Radiancy”), DS Healthcare Group, Inc. (“DSKX”) and PHMD Consumer Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub A”) and Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016 (the “P-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”), among PHMD, Photomedex Technology, Inc., a wholly-owned subsidiary of PHMD (“P-Tech”), DSKX, and PHMD Professional Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub B”)

Ladies and Gentlemen:

Reference is hereby made to the Merger Agreements. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Megrer Agreements.

On behalf of our client, PHMD, notice is hereby given that, based upon the disclosures set forth in the Current Report on Form 8-K filed by DSKX on March 23, 2016 (the “DSKX Form 8-K”) with the Securities and Exchange Commission (the “SEC”) and subsequent press releases and filings with the SEC (collectively, the “DSKX Public Disclosure”), DSKX, Merger Sub A and Merger Sub B are in material breach of various representations, warranties, covenants and agreements set forth in the Merger Agreements (the “Material Breaches”), including, but not limited to, Sections 4.3 (Capitalization), 4.4 (Financial Statements), 4.5 (No Indebtedness or Undisclosed Liabilities), 4.6 (Absence of Changes), 4.8 (Compliance with Laws; Permits), 4.9 (Proceedings; Orders), 4.22 (Accounting and Disclosure Controls), 4.23 (SEC Reports), 5.12 (Conduct of Business) and 5.16 (Board Observer) of the Merger Agreements. As a result, the conditions precedent to closing set forth in Section 2.12 of the Merger Agreements may not be able to occur and grounds for termination set forth in Section 8.1 of the Merger Agreements now exist. This letter confirms that PHMD, Radiancy and P-Tech (collectively, the “PHMD Group”) have not waived the Material Breaches pursuant to Section 9.2 of the Merger Agreements, and the PHMD Group expressly reserve all of their rights, powers, privileges and remedies under the Merger Agreements, applicable law or otherwise with respect to any Material Breaches now existing or hereafter arising under the Merger Agreements, including without limitation, the right to terminate the Merger Agreements. The failure of any member of the PHMD Group to exercise any such rights, powers, privileges and remedies is not intended, and shall not be construed, to be a waiver of any such Material Breach. The PHMD Group may elect to exercise any or all of their rights, at their sole option, at any time hereafter, without the necessity of any further notice, demand or other action on the part of the PHMD Group, including the right to collect a termination fee of $3.0 million pursuant to Section 8.3(d) of the Merger Agreements.

Additionally, we understand that the parties will be appearing in the United States District Court for the Southern District of Florida in connection with an emergency motion for a temporary restraining order and preliminary injunction filed by Fox Rothschild LLP on April 5, 2016 (the “April 5 Motion”). Notice is also hereby given that, due to, among other things, the Material Breaches, PHMD’s board and committee observation rights under Section 5.16 of the Merger Agreements and the interest in the PHMD Group in preserving its rights, upon a termination of the Merger Agreements, to the termination fee and/or expense reimbursements payable by DSKX pursuant to Section 8.3 of the Merger Agreements, the PHMD Group expressly reserve all of their rights, powers, privileges and remedies to intervene in connection with the April 5 Motion or anytime thereafter during the pendency of the litigation.

We also notify you that the developments and facts underlying the DSKX Form 8-K which contained material information relevant to the transaction were not relayed to PHMD by DSKX and its representatives during discussions relating to the negotiation and execution of the Merger Agreements or, for that matter, following the execution of the Merger Agreements, until Tuesday, March 22, 2016, with DSKX providing notice to us of the possibility of a material filing on the evening of Monday, March 21, 2016.

Based upon the foregoing, the PHMD Group (a) considers (i) the non-solicitation and no-shop provisions applicable solely to the PHMD Group contained in Section 5.9 of the Merger Agreements, (ii) the negative covenants as they are applicable solely to the PHMD Group contained in Sections 5.12 of the Merger Agreements, (iii) the termination events as they are applicable solely to the PHMD Group set forth in Section 8.1(c)(ii) of the Merger Agreements, and (iv) the payment of any termination fee by PHMD to DSKX pursuant to Sections 8.3(b) of the Merger Agreements to be waived by DSKX and of no further effect and (b) has the right to terminate the Merger Agreements to pursue, consider and enter into any Acquisition Proposal or other transaction or arrangement without paying any fees and expenses to DSKX in connection therewith.

Nothing contained in this letter or any delay by the PHMD Group in exercising any rights, powers, privileges and remedies under the Merger Agreements or applicable laws with respect to the Material Breaches now existing or hereafter arising under the Merger Agreements shall be construed as a waiver or modification of such rights, powers, privileges and remedies. This letter is not, and shall not be deemed to be, a waiver of, or a consent to, any defaults, noncompliances, or Material Breaches now existing or hereafter arising under the Merger Agreements. This letter shall not entitle DSKX to any other or further notice or demand, other than a notice of termination by the PHMD Group of the Merger Agreements.

The holding of any discussions between or among any or all of the PHMD Group, DSKX, Merger Sub A and/or Merger Sub B regarding the Merger Agreements and the April 5 Motion shall not constitute any waiver of any Material Breaches, or an agreement to forbear from the exercise of the PHMD Group’s rights and remedies under the Merger Agreements, or applicable law, nor shall it be construed as an undertaking by the PHMD Group to continue such discussions or to enter into any such amendments, modifications or restructurings.

Very truly yours,

STEVENS & LEE

/s/ Joseph E. Wolfson

Joseph E. Wolfson

cc:	Mr. Dolev Rafaeli (via electronic mail) Mr. Dennis McGrath (via electronic mail)